UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 20, 2008

ANAVEX LIFE SCIENCES CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-51652	00-000000
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

14 Rue Kleberg, CH-1201 Geneva, Switzerland
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code 011-41-2271-65-300

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective May 20, 2008, we appointed Alison Ayers to our board of directors. Also effective May 20, 2008, Alex Vamvakides and Panos Kontzalis resigned from our board of directors.

Previously, Ms. Ayers was Commercial Head, Infectious Disease, Worldwide Marketing for Pfizer, responsible for strategic leadership for the company's infectious disease portfolio. Under her leadership, Pfizer's infectious disease portfolio exceeded $3 billion in sales in 2005, with two compounds achieving sales growth of 20-30%.

Before joining Pfizer Ms. Ayers was Vice President of Portfolio Management for Pharmacia, where she developed and implemented strategies to maximize earnings from the company's complex global $2.5 billion diversified products portfolio, which is comprised of more than 600 mature, non-promoted products. In her earlier role as Vice President, Commercial Development, Oncology for Pharmacia, Ms. Ayers was responsible for providing commercial leadership for the company's oncology pipeline, and held a pivotal role in the acquisition of biotech company Sugen, which delivered Pfizer's leading angiogenesis inhibitor, Sutent. Pharmacia was acquired by Pfizer in 2003.

Ms. Ayers' background also includes senior positions in business and product planning for numerous bioscience and pharmaceutical companies, including Merck, The Health Care Group, US Bioscience, Bristol-Myers Squibb and Lederle Laboratories. She holds a Master of Science with distinction in biopharmacy and a Diploma in Business Studies, both from the University of London, UK, as well as a Bachelor of Science with honors in physiology and biochemistry from the University of Southampton, UK.

Our board of directors now includes Cameron Durant, Harvey Lalach and Alison Ayers. Mr. Durant has been appointed Chairman.

Item 7.01 Regulation FD Disclosure

On May 20, 2008, we announced a change in our board of directors and the appointment of Alex Vamvakides to our Scientific Advisory Board.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

99.1	News release dated May 21, 2008

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANAVEX LIFE SCIENCES CORP.

Per:

/s/ Harvey Lalach
Harvey Lalach
President , Chief Financial Officer, and Secretary

Dated: May 22, 2008